Exhibit 99.2

Hennessy Capital Investment Corp. V Announces Closing of Upsized $345,000,000 Initial Public Offering

New York, NY, January 20, 2021 – Hennessy Capital Investment Corp. V (NASDAQ: HCICU) (the “Company”) announced today that it closed its upsized initial public offering of 34,500,000 units, including 4,500,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $345,000,000. The units are listed on The Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “HCICU” on January 15, 2021. Each unit consists of one share of the Company’s Class A common stock and one-fourth of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HCIC” and “HCICW,” respectively.

The Company is a blank check company founded by Daniel J. Hennessy and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses in the sustainable industrial technology and infrastructure industries.

Citigroup Global Markets Inc. and Barclays Capital Inc. served as joint book-running managers for the offering and Roth Capital Partners, LLC and Loop Capital Markets LLC served as co-managers for the offering.

Of the proceeds received upon the consummation of the offering and simultaneous private placements of warrants, $345,000,000 (or $10.00 per unit sold in the offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of January 20, 2021 reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 888-603-5847, or by email at Barclaysprospectus@broadridge.com.

Registration statements relating to these securities have been filed with the SEC and were declared effective on January 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

CODY SLACH

Gateway IR

P: (949) 574-3860

E: HCIC@Gatewayir.com